EXHIBIT 5.2

[letterhead]

October 14, 2009

Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1018
New York, New York 10022

Re:  Network-1 Security Solutions, Inc.
Registration Statement on Form S-8

We have acted as counsel for Network-1 Security Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 2,722,709 shares of common stock, par value $.01 per share (the “Shares”). The Shares consist of 2,687,709 shares of common stock to be issued and sold pursuant to 18 individual option agreements in favor of certain officers, directors, employees and consultants of the Company and 35,000 shares of common stock issued upon exercise of options granted by the Company under its Amended and Restated 1996 Stock Option Plan (collectively, the “Plan”).

In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Option Agreements, the Amended and Restated 1996 Stock Option Plan, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company.

In all such examinations, we have assumed the completeness and authenticity of all records and documents submitted to us as originals and the conformity to original records and documents of all copies submitted to us as reproduced or conformed copies.

Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement, upon the exercise of the options issued under the Plan and upon delivery of such Shares and payment therefore at the prices and in accordance with the terms stated in the Plan, will be validly issued, fully paid and non-assessable.

A partner of this firm owns 23,584 shares of Common Stock of the Company and options to purchase an aggregate of 2,500 Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are delivering this opinion to the Company, and no person other than the Company may rely on it.

Very truly yours,

/s/ Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.